February 5, 2008

Columbia Funds Series Trust I (the “Trust”)

One Financial Center

Boston, MA 02111

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Columbia Management Advisors, LLC notifies you that, for the funds listed in Attachment A to this letter (the “Funds”), it will waive its management fee and/or reimburse expenses of the Fund, to the extent necessary so that expenses of a Fund, exclusive of distribution and service fees, brokerage commissions, interest (exclusive of custodial charges relating to overdrafts), taxes and extraordinary expenses, do not exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for each of the Funds may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

For purposes of determining any such waiver or expense reimbursement, expenses of the Funds shall reflect the application of balance credits made available by the Funds’ custodian.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

Columbia Management Advisors, LLC

By:	/s/ Christopher L. Wilson
Name:	Christopher L. Wilson
Title:	Managing Director

Agreed and Accepted

on behalf of the Trust

By:	J. Kevin Connaughton
Name:	J. Kevin Connaughton
Title:	Senior Vice President, Chief Financial Officer and Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

ATTACHMENT A

As of February 5, 2008

	Annual Expense Limit	Expiration Date of Expense Limit
Fiscal Year End: March 31
Columbia U.S. Treasury Index Fund	0.30%	July 31, 2009
Columbia Blended Equity Fund	1.10%	July 31, 2009
Columbia Emerging Markets Fund	1.70%	July 31, 2009
Columbia Energy and Natural Resources Fund	1.25%	July 31, 2009
Columbia International Growth Fund	1.50%	July 31, 2009
Columbia Select Large Cap Growth Fund	1.08%	July 31, 2009
Columbia Pacific/Asia Fund	1.65%	July 31, 2009
Columbia Select Small Cap Fund	1.25%	July 31, 2009
Columbia Value and Restructuring Fund	0.98%	July 31, 2009
Columbia Bond Fund	0.66%	July 31, 2009
Columbia Short-Intermediate Bond Fund	0.75%	July 31, 2009
Columbia Select Opportunities Fund	0.82%	July 31, 2009
Columbia Mid Cap Value and Restructuring Fund	1.02%	July 31, 2009

Fiscal Year End: April 30
Columbia Core Bond Fund	0.45%	August 31, 2009

Fiscal Year End: May 31
Columbia High Yield Opportunity Fund[1]	0.87%	September 30, 2009

Fiscal Year End: August 31
Columbia Oregon Intermediate Municipal Bond Fund	0.50%	December 31, 2008

Fiscal Year End: September 30
Columbia Dividend Income Fund	0.80%	January 31, 2009[1]

Fiscal Year End: October 31
Columbia Intermediate Municipal Bond Fund	0.50%	February 28, 2009[1]
Columbia Connecticut Intermediate Municipal Bond Fund	0.50%	February 28, 2009
Columbia Massachusetts Intermediate Municipal Bond Fund	0.50%	February 28, 2009
Columbia New Jersey Intermediate Municipal Bond Fund	0.50%	February 28, 2009
Columbia New York Intermediate Municipal Bond Fund	0.50%	February 28, 2009
Columbia Rhode Island Intermediate Municipal Bond Fund	0.50%	February 28, 2009

[1]

At the February 5, 2008 meeting of the Board of the Trust, Columbia Management Advisors, LLC notified the Board regarding Columbia High Yield Opportunity Fund’s expense limitation arrangement and the extension of the expiration dates of the Columbia Intermediate Municipal Bond Fund’s and Columbia Dividend Income Fund’s expense limitations to the same month and day in 2009, each effective January 1, 2008.